Exhibit 21

                         SUBSIDIARIES OF THE COMPANY


Subsidiary                                    Jurisdiction of Incorporation

Standard Microsystems Corporation (Asia)      State of Delaware
Standard Microsystems GmbH                    Munich, Germany
SMSC North America, Inc.                      State of Delaware
SMSC Massachusetts, Inc.                      State of Delaware
SMSC International Ltd.                       Barbados